Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 7 to the Registration Statement No. 333-127396 of Cogdell Spencer Inc. on Form S-11 of our report dated August 9, 2005 relating to the balance sheet of Cogdell Spencer Inc. as of July 5, 2005 (inception) and our report dated August 9, 2005 (except for Note 12 as to which is dated September 16, 2005) relating to the combined financial statements of Cogdell Spencer Inc. Predecessor as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and financial statement schedule, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the headings “Summary Financial Data”, “Selected Financial Data” and “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
October 26, 2005